Exhibit 16.1

March 26, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for SCN Holdings, Inc. (the "Company"). We have read the Company's current report on 8-K dated March 26, 2009 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,


Henderson, Nevada                         /s/ "De Joya Griffith & Company, LLC "
United States of America                                   Chartered Accountants